PROSPECTUS                 Pricing Supplement No.    3462
Dated April 28, 1999       Dated September 23, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No.'s 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    September 23, 1999

Settlement Date (Original Issue Date):       September 28, 1999

Maturity Date: March 15, 2001

Principal Amount (in Specified Currency):   USD50,000,000

Price to Public (Issue Price):     100%

Agent's Discount or Commission:    0.125%

Net Proceeds to Issuer:       USD49,937,500

Interest Rate Per Annum:  6.20%

Interest Payment Date(s):

       X March 15 and September 15 of each year commencing March 15, 2000 (with respect to the period from and including September 28, 1999 to but excluding March 15, 2000 and on the Maturity Date (with respect to the period from and including September 15, 2000 to but excluding March 15, 2001).
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered


CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.    3462
                           Dated September 23, 1999
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-59707 and 333-76479



Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A



Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3462
                           Dated September 23, 1999
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-59707 and 333-76479

Additional Information:

   General.

  At June 26, 1999, the Company had outstanding indebtedness totalling $172.790 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 26, 1999 excluding subordinated notes payable after one year was equal to $172.093 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                Year Ended December 31,     Six Months Ended
           1994   1995  1996  1997  1998     June 26, 1999
           1.63   1.51  1.53  1.48  1.50        1.58

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.


Plan of Distribution:


  Merrill Lynch, Pierce Fenner & Smith Incorporated is acting  as
  agent  in  connection with the distribution of the Notes.   The
  Agent will receive a selling commission equal to 0.125% of the principal amount of the Notes.